As filed with the Securities and Exchange Commission on February 2, 2015

Registration No. 333-182555

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMBICOM HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	3829	26-2964607
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
incorporation or organization)	Classification Code)

500 Alder Drive, Milpitas, CA  95035            Telephone: (408) 321-0822

(Address and telephone number of Registrant's principal executive offices)

State Agent and Transfer Syndicate, Inc.

112 North Curry Street

Carson City, Nevada  89703

(775) 882-1013

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to :

Peter Campitiello, Esq.

Kane Kessler, P.C.

1350 Avenue of the Americas

New York, New York 10019

Telephone (212) 519-5109

Facsimile (212) 245-3009

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-182555

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-accelerated Filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common Stock, $0.008 par value per share (1)	151,600	$0.12	$18,192.00	$2.11

TOTAL	151,600	$0.12	$18,192.00	$2.11

(1) The shares of our Common Stock being registered hereunder are being registered for resale by Kodiak Capital Group, LLC in accordance with the terms of an investment agreement between Kodiak Capital Group, LLC and the Company, as amended. The number of shares of our Common Stock registered hereunder represents a good faith estimate by us of the number of shares of our Common Stock issuable upon delivery of a “put” notice.

(2) Estimated solely for purposes of calculating the registration fee under Rule 457(o) under the Securities Act, using the last closing price as reported on the OTC Markets on January 30, 2015, which was $0.12 per share.

In the event of a stock split, stock dividend, or similar transaction involving the common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

This registration statement is being filed to register an additional 151,600 shares of the common stock, par value $0.008 per share (“Common Stock”), of AmbiCom Holdings, Inc., a Nevada corporation, pursuant to Rule 462(b) under the Securities Act of 1933, as amended and General Instruction V of Form S-1. This registration statement incorporates by reference the contents of the registrant’s registration statement on Form S-1 (File No. 333-182555), as amended, which was declared effective by the Commission on January 25, 2013, including all amendments and exhibits thereto and all information incorporated by reference therein, other than the exhibits filed herewith. The Company is filing this Registration Statement for the sole purpose of increasing the maximum aggregate offering price of securities registered under the Prior Registration Statement by $18,192.00 and to accordingly register an additional 151,600 shares of Common Stock.

The required opinions and consents are listed on an Exhibit Index attached hereto and filed herewith.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on February 2, 2015.

AMBICOM HOLDINGS, INC.

By:	/s/ John Hwang
Name: John Hwang
Title: Chief Executive Officer and Chief Financial Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Hwang	Chief Executive Officer, Chief Financial Officer, Director	February 2, 2015
John Hwang	(Principal Executive Officer and Principal Financial Officer)

/s/ Robert Radoff	Director	February 2, 2015
Robert Radoff

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Counsel

23.1	Consent of Counsel. (included in Exhibit 5.1)

23.2	Consent of Independent Registered Accounting Firm